Exhibit 10.2

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (the “Agreement”) is made by and among John D. Steinmetz (the “Contractor”), National Bank Holdings Corporation (the “Company”) and NBH Bank (the “Bank”), effective as of August 5, 2026.  (The Contractor, the Company and the Bank hereinafter sometimes are referred to, individually, as a “Party” and, collectively, as “Parties.”)

In consideration of the following premises and the mutual consents and undertakings herein, each Party agrees as follows:

1.Engagement.

Subject to the terms and conditions of this Agreement, the Company and the Bank hereby engage the Contractor effective as of August 6, 2026 (the “Effective Time”) and the Contractor hereby agrees to perform the services described in Appendix A entitled “Services To Be Performed,” which is attached hereto and made a part of this Agreement.  The term of this engagement shall be for a defined period as also set forth in Appendix A.

2.Compensation.

In consideration of the performance by the Contractor of the Contractor’s duties and obligations under this Agreement and subject to the terms and conditions of this Agreement, the Company and the Bank agree to compensate the Contractor as described in Appendix B entitled “Compensation and Reimbursement of Expenses,” which is attached hereto and made a part of this Agreement.

3.Provision of Services.

The Contractor shall have the exclusive responsibility for performing the services to be agreed upon in Appendix A of this Agreement, and the Contractor shall determine the manner in which the services are performed and the times and places at which he performs the services.  The Contractor shall have no obligation to work any particular hours or particular amount of hours, and none of the Company, the Bank, or their agents or representatives, shall have any right to control or direct the details, manner or means by which the Contractor performs his services.  The Contractor shall obtain all necessary supplies and materials to complete the services.  The Contractor shall have no authority to bind, obligate or commit the Company or the Bank, nor the power to waive any forfeiture or default or to alter, discharge or waive any of the terms and conditions of any contract entered into by or for the Company or the Bank, except to the extent specifically provided in resolutions approved by the applicable Board of Directors.  Except to the extent specifically provided in resolutions approved by the applicable Board of Directors, the Contractor shall have no authority to represent the Company or the Bank.

4.Restrictive Covenants.

In connection with the Contractor’s continued service to the Company and the Bank, the Contractor hereby agrees that, during the term of this Agreement, the Contractor shall continue to be bound by the terms and conditions contained in Section 10 of the Employment Agreement by and between the Contractor and the Company, dated as of September 15, 2025 (the “Employment Agreement”) (including, without limitation, the non-disparagement, confidential information, nonsolicitation and noncompetition covenants, and the provisions relating to equitable remedies and severability) (the “Restrictive Covenants”).  For the avoidance of doubt, the geographic markets in place as described in Section 10(e) of the Employment Agreement include the State of Colorado, the Kansas City (Missouri and Kansas) metropolitan area, the Dallas, Texas metropolitan area, the Austin, Texas metropolitan area, the Fort Worth, Texas metropolitan area, the Justin, Texas metropolitan area, the Lubbock, Texas metropolitan area, the State of New Mexico, the State of Wyoming, the State of Utah, the Boise, Idaho metropolitan area, and the Palm Beach Gardens, Florida metropolitan area (collectively, “Competitive Market”); provided, however, that no geographic market shall be deemed to include any state, metropolitan area or other geographic market in which the Company does not have a physical presence material to its business operations as of the end of the Term (as defined herein).  Notwithstanding anything set forth in the Restrictive Covenants, the Company, the Bank and the Contractor agree that (a) any post-termination restricted periods shall commence as of the end of the Term (as defined in Appendix A) of this Agreement, and shall not commence as of the Effective Time, (b) the Restricted Period (as defined in the Employment Agreement) for purposes of the noncompetition provisions set forth in Section 10(e) shall be shortened to the one-year period following the end of the Term, and (c) notwithstanding anything set forth in the Restrictive Covenants, it shall not be a violation of the Restrictive Covenants or this Agreement for the Contractor to (i) assist a potential successor to the Vista Bank operations in Florida with raising capital in connection with the proposed acquisition of the Vista Bank operations in Florida so long as the Executive is not participating in management, operation, or control or participating in board service at the potential or actual successor, (ii) conduct real estate development, investment, or real estate activities outside of commercial real estate lending, (iii) conduct investment banking or other fundraising or similar activities outside of commercial banking, and (iv) work for a private equity, hedge fund, or other financial investment firm outside of commercial banking.

In addition, in connection with the Contractor’s continued service to the Company and the Bank, during the Term of this Agreement, without the prior written approval of the Company and the Bank (which approval shall not be unreasonably withheld, conditioned or delayed with respect to roles and positions with depository institutions which do not compete with the Company or the Bank), the Contractor may not serve at the same time as a management official of an unaffiliated depository institution if (A) the depository institution in question (or a depository institution affiliate thereof) has offices in the same community or communities as the Bank, or (B) the depository institution in question (or a depository institution affiliate thereof) has offices in the same RMSA as the Bank and has total assets of fifty million or more ($50,000,000), or (C) the depository institution in question has total assets exceeding ten billion dollars ($10,000,000), regardless of location of the depository institution.  Provided, however, nothing in Subsection (C) shall restrict or prohibit the Executive from serving on a board or in a board role so long as such service does not otherwise violate the Restrictive Covenants set forth in the Executive’s Employment Agreement (and described above) and such activities do not take place in the State of Texas, any Competitive Market, or geographic market directly contiguous to any Competitive Market. For purposes of this Agreement, a geographic market shall be deemed "contiguous" to a Competitive Market as follows: (x) with respect to any Competitive Market consisting of an entire state, the contiguous geographic market shall include all locations situated within fifty (50) miles of the border of such state in each adjoining state sharing a common border with such state; and (y) with respect to any Competitive Market consisting of a metropolitan area, the contiguous geographic market shall include all locations situated within fifty (50) miles outside the outer boundary of such metropolitan area. For purposes of this paragraph, all defined terms shall have the meanings set forth in 12 CFR Part 212, and the exceptions set forth in 12 CFR Part 212 shall apply.

5.Ability to Perform Agreement.

The Contractor hereby represents and warrants to the Company and the Bank, and covenants to, each of the following: (i) the Contractor is not now and will not become a party to any license, agreement or arrangement which would prevent or adversely affect the Contractor’s full performance of this Agreement; and (ii) the Contractor has not taken and will not take any action(s) (including without limitation the assignment of any right(s), remedy or remedies) or failed and will not fail to take any action(s) (including without limitation the failure to comply with the Restrictive Covenants) which would preclude or adversely affect the Contractor’s full performance of this Agreement.

6.Acknowledgment of Status.

(a)The Contractor is an independent contractor.  Nothing in this Agreement shall be construed to create an employment relationship between the Company or the Bank and the Contractor.  The Contractor shall not participate in any employee benefit plan or program or be subject to any employment rules, regulations or policies of the Company or the Bank.  The Contractor shall independently manage and control the Contractor’s activities subject only to the terms of this Agreement.

(b)The Contractor recognizes, acknowledges and agrees that, as an independent contractor, all income paid to the Contractor pursuant to Sections 1, 2 and 4 of Appendix B of this Agreement shall constitute income from self-employment and the Contractor shall be required to pay self-employment taxes pursuant to Section 1401 of the Internal Revenue Code of 1986, as amended (the “Code”).  None of the Company, the Bank or their officers, directors and employees shall have any obligation or liability whatsoever to the Contractor for workers’ compensation, federal and state payroll taxes, unemployment compensation, minimum wages, Social Security assessments or similar charges, taxes or liabilities applicable to an employment relationship.

(c)The Contractor recognizes and acknowledges that the Contractor is free from control or direction over the performance of the Contractor’s services, both under this Agreement and in fact, and the Contractor represents to the Company and the Bank that the Contractor (i) has established a place of business separate, independent and outside of any place of business of the Company and the Bank, and (ii) is engaged in an independently established business.

7.Indemnification.

The Contractor agrees to fully defend and indemnify the Company, the Bank and their affiliates against, and will hold the Company, the Bank and their affiliates harmless from, any and all claims, costs, damages, demands, expenses (including without limitation attorneys’ fees), judgments, losses or other liabilities of any kind or nature whatsoever arising from or directly or indirectly related to the Contractor’s breach of this Agreement, including, but not limited to, breach or failure, and the resulting tax ramifications, of the Contractor to comply with the Contractor’s obligations under Subparagraphs 6(b) and 6(c).

8.Return of Materials.

Upon the written request of the Company or the Bank, the Contractor shall immediately return and surrender to the Company or the Bank all records, books, notes, diskettes, programs, software, memoranda, recordings, photocopies and other documents containing information related in any way to the Company or the Bank or the Company’s or the Bank’s business or customer(s), including, but not limited to, all records created or obtained by the Contractor as a result of or in the course of or in connection with this Agreement.  The Contractor hereby acknowledges that all such records, books, notes, diskettes, programs, software, memoranda, recordings, photocopies and other related documents are the exclusive property of the Company and the Bank.

9.Notices.

Any and all notices required in connection with this Agreement shall be deemed adequately given only if in writing and (a) personally delivered, (b) sent by overnight registered or certified mail, postage prepaid, return receipt requested, or by recognized overnight courier, or (c) sent by other means at least as fast and reliable as overnight mail.  All such notices and other communications may also be sent by email, but such emails will not constitute notice for purposes of this Agreement.  A written notice shall be deemed to have been given to the recipient on the earliest of:  (a) the date delivered to the address required by this Agreement; (b) the date delivery was refused at the address required by this Agreement; or (c) with respect to notices sent by mail or overnight courier, the date as of which the Postal Service or overnight courier, as the case may be, indicated such notice was undeliverable at the address required by this Agreement.  Any and all notices referred to in this Agreement, or which any Party desires to give to another, shall be addressed as follows:

If to the Company or the Bank:

National Bank Holdings Corporation
7800 E. Orchard Road, Suite 300
Greenwood Village, CO 80111
Attention: Legal Department

with a copy to:

Arnold & Porter Kaye Scholer LLP

1144 Fifteenth Street, Suite 3100
Denver, CO 80202-2848

Attention: Randy Miller

Email: Randy.Miller@arnoldporter.com

If to the Contractor:

John D. Steinmetz

[XXXXX]

[XXXXX]

Email: [XXXXX]

with a copy to:

Squire Patton Boggs

201 E. Fourth Street, Suite 1900

Cincinnati, OH 45202

Attention: James Barresi

Email: james.barresi@squirepb.com

10.Waiver.

The Company, the Bank and the Contractor only in writing may waive any obligation of or restriction upon the other Parties under this Agreement.  No failure, refusal, neglect, delay, waiver, forbearance or omission of the Company, the Bank or the Contractor to exercise any right or remedy under this Agreement or to insist upon full compliance by the other with his or its obligations hereunder shall constitute a waiver of any provision(s) of this Agreement.

11.Construction.

(a)This Agreement shall be the entire, full and complete agreement between the Parties concerning the subject matter hereof and shall supersede all prior agreements; provided, however, that all obligations and rights arising under the Restrictive Covenants shall not be superseded, shall be unaffected hereby, and shall remain in full force and effect.  There are no valid or binding representations, inducements, promises or agreements, oral or otherwise, between the Parties that are not embodied herein.  No amendment, change, or variance of or from this Agreement shall be binding on either Party unless agreed to in writing signed by both of the Parties.

(b)The headings appearing at the beginning of each paragraph of this Agreement are for convenience only and do not define, limit or construe the contents of any such paragraph.  Whether expressly indicated or not, the singular usage includes the plural, and the neuter usage includes the masculine or the feminine or both the masculine and the feminine.  This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same agreement.
12.Arbitration.

The Parties may (but need not) agree to submit any dispute to binding arbitration in Colorado, to be conducted in accordance with the rules of the American Arbitration Association then in effect, or either Party may pursue other available remedies upon ten (10) days’ written notice to the other Party specifying its intended course of action.  The foregoing notwithstanding, this Paragraph 12 shall not be construed to limit the Company’s or the Bank’s right to obtain relief under Paragraph 4 with respect to any matter or controversy arising under Paragraph 4, consistent with any right to injunctive relief pursuant to the Restrictive Covenants.  Each Party shall bear its own costs and attorneys’ fees.

13.Severability.
(a)Each provision of this Agreement or part thereof shall be severable.  If, for any reason, any provision or part thereof in this Agreement is finally determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation of a court or agency having valid jurisdiction, such determination shall not impair the operation or affect the remaining provisions of this Agreement, and such remaining provisions will continue to be given full force and effect and bind each Party.  Each invalid provision or part thereof shall be deemed not to be a part of this Agreement.

(b)If any applicable statute, rule or regulation contains any requirement that is contrary to or conflicts with any provision or part thereof in this Agreement, such requirement shall be substituted for such provision or part thereof to the minimum extent necessary to validate such provision or part thereof.

14.Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts entered into and to be performed entirely within the State of Delaware.  The Contractor hereby consents to the jurisdiction of such courts.  All disputes under this Agreement shall be adjudicated in, and the sole and exclusive venue shall be, the courts located in Delaware.

15.Assignment.

This Agreement is personal to the Contractor and neither all nor any part of this Agreement may be voluntarily, involuntarily, directly or indirectly assigned or transferred by the Contractor without the Company’s or the Bank’s prior written approval.  Each such assignment or transfer without such approval shall be void.

16.Reimbursement of Legal Fees.

The Company shall reimburse the Contractor for the reasonable legal fees of Squire Patton Boggs (US) LLP incurred by the Contractor in connection with the review and negotiation of this Agreement and any related agreements contemplated hereby, including the Release Agreement; provided, however, that such reimbursement shall not exceed $20,000.  Contractor shall provide reasonable documentation of such fees and expenses upon the Company's request, and the

Company shall reimburse approved amounts within thirty (30) days following receipt of such documentation.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the time and date first written above.

CONTRACTOR NATIONAL BANK HOLDINGS

CORPORATION

_____________________________________

Signature

Name: John D. Steinmetz

Print: ___________________________

Its: _____________________________

NBH BANK

Signature

Print: ___________________________

Its: _____________________________

[Signature Page to Independent Contractor Agreement]

APPENDIX A

Services To Be Performed

The duration of the Agreement shall be for the period beginning on the Effective Time and ending on December 31, 2027, unless otherwise terminated early as provided in this Appendix A (the “Term”).  The Contractor, the Company or the Bank may terminate this Agreement prior to the expiration of the Term upon thirty (30) days’ prior written notice to the other Party as provided in this Appendix.  (The effective date of termination by the Contractor shall be expiration of the thirty (30) day period and by the Company or the Bank shall be immediate.)  The provisions contained in Paragraphs 4, 7, 8, 9 and 12 shall survive termination of this Agreement.

For purposes of this Agreement, “Cause” shall mean: (i) the Contractor’s continued failure to perform substantially the Contractor’s specific duties as described herein (other than an such failure resulting from incapacity due to mental or physical illness); (ii) willful misconduct substantially related to the performance of the Contractor’s duties as described herein; (iii) the Contractor’s continued and material failure to adhere to clear directions of the Company’s CEO in connection with the performance substantially related to the Contractor’s duties as described herein or Contractor’s continued and material failure to adhere to the Company’s written or clearly identified policies while performing any duties as described herein with any Company employees or in connection with any Company property, (iv) the Contractor’s conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of (A) a felony or (B) a crime involving serious moral turpitude; or (v) the Contractor’s willful breach of any of the terms of this Agreement or the Restrictive Covenants.  In order to invoke a termination for Cause on any grounds enumerated under clauses (i) – (iii) and (v) of this paragraph, the Company must provide written notice to the Contractor of the existence of such grounds within thirty (30) days following the Company’s knowledge of the existence of such grounds, specifying in reasonable detail the grounds constituting Cause, and the Contractor shall have thirty (30) days following receipt of such written notice during which he may remedy the ground if such ground is reasonably subject to cure.  If the Contractor fails to cure the breach during the thirty (30) day cure period, the Company and the Bank may proceed to terminate the Contractor’s services for Cause without further notice.  Notwithstanding anything to the contrary herein, the Parties recognize and acknowledge that: (x) direct  or intentional and material violations of the Restrictive Covenants may not be capable of cure, (y) the Company reserves all rights to determine that a breach has been direct or intentional and material, and (z) all direct or intentional and material violations of the Restrictive Covenants are presumed to be not curable and shall be grounds for termination without a cure period.

For purposes of this Agreement, “Good Reason” shall mean the Company’s or the Bank’s willing failure to timely pay amounts due to Executive in breach of this Agreement without prior material breach by the Executive.  In order to invoke a termination for Cause on any ground enumerated under this paragraph, the Contractor must provide written notice to the Company of the existence of such grounds, specifying in reasonable detail the grounds constituting Good Reason, and the Company or the Bank shall have thirty (30) days following receipt of such written notice during which the Company or the Bank may remedy the ground if the ground is reasonably subject to cure. If the Company or the Bank fails to cure the breach during the thirty (30) day cure period, the Contractor may proceed to terminate this Agreement without further notice.

The specific duties of the Contractor shall include: providing when requested strategic advice, business transition support, relationship management assistance and advisory support to Jared Craighead, and providing such other advisory and consulting services as reasonably requested by the Chief Executive Officer of the Company.  The Contractor shall provide services for a number of hours not in excess of fifty (50) hours per month, unless otherwise mutually agreed by the Parties; provided that, notwithstanding anything to the contrary set forth herein, the Contractor shall provide services at a level that is less than twenty percent (20%) of the services provided by the Contractor in the thirty-six (36) months prior to the Term.  The Contractor shall report directly to the Chief Executive Officer of the Company.

As an independent contractor of the Company and the Bank providing transition services, the Contractor will not work from the Company’s, the Bank’s or their respective affiliates’ offices or attend meetings of the Company or the Bank, unless specifically requested by the Chief Executive Officer of the Company.  The Company and the Bank will not provide the Contractor with access to, or provide, pay or reimburse the Contractor for: (i) office space, (ii) Company or Bank technological or IT systems, (iii) administrative assistants or support staff, or (iv) other Company or Bank resources available to employees, including use of the FlexJet or any other Company aircraft or vehicle.  For the avoidance of doubt, the Contractor agrees that he will not access any of the foregoing regardless of the capacity in which the Contractor would seek to use them.

APPENDIX B

Compensation

The following compensation will be paid to the Contractor for periods of service beginning on the Effective Time, and continuing through the expiration of the Term:

1.	Monthly Fee. The Contractor shall receive a cash payment totaling of $1,111,384.62 for the Term (the “Aggregate Monthly Fee”) to be paid in the amount of $66,000 per month for each month of the Term for services rendered by the Contractor to the Company and the Bank, in each case, with such payments being due on the last day of the applicable month in the Term, and shall be prorated for any partial month at the beginning or the end of the Term.
2.	2027 Quarterly Installments. In 2027, the Contractor shall receive an additional cash amount equal to $720,000, which shall be payable in four (4) equal quarterly installments of $180,000 each (each a “Quarterly Installment”) on March 31, 2027, June 30, 2027, September 30, 2027 and December 31, 2027 (each a “Quarterly Payment Date”). Payment of each Quarterly Installment shall be subject to the Contractor’s continued service pursuant to this Agreement on the applicable Quarterly Payment Date, and in the event that the Term ends prior to an applicable Quarterly Payment Date because the Company terminates this Agreement for Cause or because the Contractor voluntarily resigns, all unpaid Quarterly Installments shall be forfeited for no consideration.
3.	Equity Grants.
(a)	In connection with the Contractor’s continued service with the Company and the Bank pursuant to this Agreement, with respect to the restricted stock grants and performance stock units in the Company held by the Contractor prior to the Effective Time (the “Equity Grants”), the Contractor has (i) remained in Continuous Service (as defined consistent with the Vista Bank Equity Incentive Plan), and (ii) has not experienced a Termination of Employment (as defined in the National Bank Holdings Corporation 2026 Inducement Plan). Accordingly, during the Term, the Equity Grants shall continue to vest, subject to the terms of the governing equity plan and award agreements entered into by the Contractor.
(b)	Notwithstanding the foregoing, in the event of a termination of the Contractor’s services:
(i)	by the Company and/or the Bank without Cause or by the Contractor for Good Reason prior to December 31, 2027, all Equity Grants which are restricted stock awards (the “Restricted Stock”) shall immediately vest in full;
(ii)	by the Company and/or the Bank for Cause, or by the Contractor without Good Reason, prior to December 31, 2027, all Equity Grants shall be immediately forfeited as of the date of the Contractor’s termination for no consideration; and
(iii)	due to the expiration of the Term on December 31, 2027, the Company may elect, in its sole and absolute discretion, to cancel any Restricted Stock in exchange for a cash payment equal to the product of (i) the number of shares underlying any unvested and outstanding Restricted Stock as of the last day of the Term, multiplied by, (ii) the closing price of a share of the Company’s common stock on the New York Stock Exchange (or other stock exchange on which the Company’s common stock is traded) for the last day of the Term (or, if shares were not traded on the New York Stock Exchange (or other stock exchange on which the Company’s common stock is traded) on such date, then on the next preceding date on which shares were traded). Any cash payment made pursuant to this Section 3(b) shall be made to the Contractor within thirty (30) days following the last day of the Term.
(c)	Equity Grants shall continue to be subject to the Company’s ability to recover incentive-based compensation from executive officers, as required by (i) the National Bank Holdings Corporation Compensation Recovery Policy, as in effect on the date hereof, (ii) the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any regulations or rules promulgated thereunder, (iii) Section 8(b) of the Employment Agreement, (iv) Section 8 of the Contractor’s 2026 Inducement Plan Performance Stock Unit Award Agreement and Section 10 of the Contractor’s 2026 Inducement Plan Restricted Stock Award Agreement, with respect to the applicable awards, and (v) any other clawback policy or provision, or requirement pursuant to applicable law or stock exchange listing standards, applicable to the Equity Grants.
4.	Termination without Cause or for Good Reason: In addition to any benefits described in Sections 3(b) and 6 of this Appendix B, notwithstanding anything to the contrary set forth herein, if the Company and the Bank terminate this Agreement without Cause, or the Contractor terminates this Agreement for Good Reason, prior to December 31, 2027, any remaining unpaid portions of the Aggregate Monthly Fee and 2027 Quarterly Installments shall be paid in a lump sum no later than forty five (45) days following the date of such termination.
5.	Termination for Cause. For the avoidance of doubt, if the Company or the Bank terminates this Agreement for Cause, the Company and the Bank may terminate this Agreement with no liability for future payments to the Contractor.
6.	Change in Control Payment.
(a)	The Contractor will be eligible to receive a cash, lump sum payment equal to $3,040,000 (the “Change in Control Payment”) within thirty (30) days following the closing of a Change in Control (as defined below); provided, that, in order for the Contractor to receive the Change in Control Payment:
(i)	if the Change in Control closes on or prior to December 31, 2027, the Contractor must be providing services to the Company and the Bank on the closing date of the Change in Control unless the Company or the Bank terminates this Agreement without Cause or the Contractor terminates this Agreement for Good Reason following the execution of a definitive agreement relating to such Change in Control (in which case the Contractor shall be eligible to receive the Change in Control Payment, subject to the satisfaction of the other terms set forth herein); provided, that the Company and the Bank shall not act to intentionally avoid the Contractor's entitlement to the Change in Control Payment by terminating this Agreement without Cause in connection with a Change in Control that is subsequently consummated and any such termination shall be treated as if the Contractor had remained in service through the closing of the Change in Control for purposes of determining eligibility for the Change in Control Payment, and
(ii)	if the Change in Control closes after December 31, 2027, then:
(A)	a definitive agreement for a Change in Control must be executed on or prior to December 31, 2027;
(B)	the Change in Control governed by such definitive agreement must close on or before the later of (1) December 31, 2028, or (2) the mutually agreed upon termination or “drop dead” date set forth in the definitive agreement, as may be amended, governing the Change in Control transaction after which either party may terminate the definitive agreement (which date, for purposes hereof, shall take into account any amendments or extensions); and
(C)	the Contractor must be providing services to the Company and the Bank through December 31, 2027, unless the Company and the Bank terminate this Agreement without Cause or the Contractor terminates this Agreement for Good Reason following the execution of a definitive agreement relating to such Change of Control but prior to the closing of the Change in Control (in which case the Contractor shall be eligible to receive the Change in Control Payment, subject to the satisfaction of the other terms set forth herein) ; provided, that the Company and the Bank shall not act to intentionally avoid the Contractor's entitlement to the Change in Control Payment by terminating this Agreement without Cause in connection with a Change in Control that is subsequently consummated and any such termination shall be treated as if the Contractor had remained in service through the closing of the

Change in Control for purposes of determining eligibility for the Change in Control Payment.

The consummation of a Change in Control by the Company, and any related deal process for any Change in Control or other potential transaction, including those that would otherwise trigger this provision, will be subject entirely to the Company’s complete and unilateral control and discretion and any other duties or obligations to the Contractor are expressly disclaimed.

(b)	“Change in Control” shall, for the purposes of this Agreement, be the first to occur following the Effective Time of:
(i)	an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 4(b)(i), the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Entity (as defined below), or (IV) any acquisition by any Affiliated Entity pursuant to a transaction which complies with clauses (A), (B), and (C) of subsection (iii) of this Section 4(b);
(ii)	a change in the composition of the Board of Directors of the Company (the “Board”) such that the individuals who, as of the Effective Time, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, for purposes of this Section 4(b), any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered as a member of the Incumbent Board; provided, further, however, the circumstances set forth in this 6(B)(ii) shall expressly be deemed to not constitute a Change in Control for purposes of this Agreement if Contractor has any role, participation, or influence in causing, directly or indirectly, whether individually or as part of a group or entity, such circumstances to occur;
(iii)	the consummation of a reorganization, merger, statutory share exchange, or consolidation or similar transaction involving the Company or any of its subsidiaries, or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv)	the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur unless the transactions or events described in this Section 4(b) constitute a “change in control event” as defined in Section 409A of the Code.

(c)	“Affiliated Entity” shall, for purposes of this Agreement, mean the Company and its subsidiaries and controlled affiliates.

The Company and the Bank have determined that the amounts described in this Appendix B are necessary and reasonable for the services provided by the Contractor to the Company and the Bank during the Term.

The Company, the Bank and the Contractor intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Code, or be provided in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section.  In no event whatsoever shall the Company or the Bank be liable for any additional tax, interest or penalty that may be imposed on the Contractor by Section 409A of the Code or damages for failing to comply with Section 409A.  The payment of any amounts to be made under this Appendix B shall be treated as a right to a series of separate payments in accordance with Treasury Regulation Section 1.409A-2(b)(2)(iii).